Exhibit 99.1

Clearwater Paper Announces Closure of Neenah, Wisconsin Facility

SPOKANE, Wash.--(BUSINESS WIRE)--June 1, 2021--Clearwater Paper Corporation (NYSE: CLW) today announced the indefinite closure of its Neenah, Wisconsin facility, which includes three tissue machines and ten converting lines, removing a total paper production capacity of approximately 54,000 tons. Clearwater Paper intends to indefinitely close Neenah and exit the away from home business by the end of July 2021.

“Despite the best efforts of our dedicated employees, our Neenah location and assets cannot cost effectively compete in the markets that we serve,” said Arsen Kitch, president and chief executive officer. “This was a difficult decision, because it affects our people, their families and the Neenah community.”

The facility’s approximately 290 employees will be impacted by the closure. “We are committed to supporting our people through this challenging time,” said Kitch. The company and the union will be meeting this week to discuss the impact on employees.

The company will work closely with the union and state employment agencies to assist impacted employees in receiving training, and other benefits that enable them to find new employment as quickly as possible. The company will also offer career assistance services to help employees through this difficult time.

Clearwater Paper acquired the Neenah mill in 2010 and produced private brand tissue products for commercial and retail customers at the mill.

ABOUT CLEARWATER PAPER

Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the closure of the Company’s Neenah facility and its impact on employees, assets, customers, tissue production and capacity. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2021, and other risks and uncertainties described from time to time in the Company’s other public filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements based on new developments or changes to the Company’s expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

Contacts

Investors contact:
Sloan Bohlen
Solebury Trout
509-344-5906
investorinfo@clearwaterpaper.com

News media contact:
Shannon Myers
Sr. Director, Corporate Communications
Clearwater Paper Corporation
509-344-5967
shannon.myers@clearwaterpaper.com